UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 6)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

ADVANCED EMISSIONS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-5472457
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

8051 E. Maplewood Avenue, Suite 210, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series B Junior Participating Preferred Stock	Nasdaq Global Market

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

ADVANCED EMISSIONS SOLUTIONS, INC.
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.
On April 13, 2023, Advanced Emissions Solutions, Inc. (the "Company") entered into the Sixth Amendment to Tax Asset Protection Plan (the "Fifth Amendment") between the Company and Computershare Trust Company, N.A. (the "Rights Agent") that amends the Tax Asset Protection Plan dated May 5, 2017, as amended (the "TAPP") between the Company and the Rights Agent.
The Sixth Amendment amends the definition of "Final Expiration Date" under the TAPP to extend the duration of the TAPP and makes associated changes in connection therewith. Pursuant to the Sixth Amendment, the Final Expiration Date shall be the close of business on the earlier of (i) December 31, 2024 or (ii) December 31, 2023 if stockholder approval has not been obtained prior to such date.
The rights issued pursuant to the TAPP are in all respects subject to and governed by the provisions of the TAPP, as amended. Copies of the TAPP (including the amendments thereto) and the Sixth Amendment are available free of charge from the Company. A copy of the TAPP was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 8, 2017. A copy of the First Amendment to the Tax Asset Protection Plan was previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 11, 2018. A copy of the Second Amendment to the Tax Asset Protection Plan was previously filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on April 11, 2019. A copy of the Third Amendment to the Tax Asset Protection Plan was previously filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on April 9, 2020. A copy of the Fourth Amendment to the Tax Asset Protection Plan was previously filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on April 13, 2021. A copy of the Fifth Amendment has been filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed on March 16, 2022. A copy of the Sixth Amendment has been filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed on April 14, 2023. The foregoing descriptions of the TAPP, as amended, and the Sixth Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on May 8, 2017 (as amended on April 6, 2018, April 5, 2019, April 8, 2020, April 9, 2021, March 15, 2022 and April 13, 2023), which are incorporated by reference herein.

Item 2.	Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1
Certificate of Designation, Preferences, and Rights of Series B Junior Participating Preferred Stock of Advanced Emissions Solutions, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-37822) filed by Advanced Emissions Solutions, Inc. with the SEC on May 8, 2017).

4.1
Tax Asset Protection Plan dated as of May 5, 2017, by and between the Company and Computershare Trust Company N.A., as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-37822) filed by Advanced Emissions Solutions, Inc. with the SEC on May 8, 2017).

4.2
First Amendment to Tax Asset Protection Plan, dated as of April 6, 2018 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-37822) filed on April 11, 2018).

4.3
Second Amendment to Tax Asset Protection Plan, dated as of April 5, 2019 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-37822) filed on April 11, 2019).

4.4
Third Amendment to Tax Asset Protection Plan, dated as of April 8, 2020 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K (File No. 001-37822) filed on April 9, 2020).

4.5
Fourth Amendment to Tax Asset Protection Plan, dated as of April 9, 2021 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K (File No. 001-37822) filed on April 13, 2021).

4.6
Fifth Amendment to Tax Asset Protection Plan, dated as of March 15, 2022 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K (File No. 001-37822) filed on March 16, 2022).

4.7
Sixth Amendment to Tax Asset Protection Plan, dated as of April 13, 2023 by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K (File No. 001-37822) filed on April 14, 2023).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ADVANCED EMISSIONS SOLUTIONS, INC.

Date: April 14, 2023	By:	/s/ Greg Marken
Greg Marken
Chief Executive Officer